PURCHASE AGREEMENT
PHILADELPHIA INTERNATIONAL EMERGING MARKETS FUND
          The Glenmede Fund, Inc., a Maryland corporation (the “Company”), and The Philadelphia International Advisors LP, a Pennsylvania limited partnership (“Philadelphia International”), hereby agree with each other as follows:
          1. The Company hereby offers Philadelphia International and Philadelphia International hereby purchases one share of the Company’s Philadelphia International Emerging Markets Fund – Class I for $10.00 per share and one share of the Company’s Philadelphia International Emerging Markets Fund – Class IV for $10.00 per share ((both such share classes hereinafter collectively known as “Shares”). The Company hereby acknowledges receipt from Philadelphia International of funds in the total amount of $20.00 in full payment for such Shares.
          2. Philadelphia International represents and warrants to the Company that the Shares are being acquired for investment purposes and not with a view to the distribution thereof.
          IN AGREEMENT WHEREOF, and intending to be legally bound hereby, the parties hereto have executed this Agreement as of the                      day of                                         .

THE GLENMEDE FUND, INC.

ATTEST:

By:	Kimberly C. Osborne	By:	Mary Ann B. Wirts
Title:	Executive Vice President	Title:	President

PHILADELPHIA INTERNATIONAL ADVISORS LP

	By:	Philadelphia International Partners LP

By:	By:	Andrew B. Williams Company LLC, its
Title:		General Partner

By:
Andrew B. Williams
its Managing Member